Exhibit 10.2

AMENDMENT TO

GUARANTY BANCORP EMPLOYEE SEVERANCE PAY PLAN

Amendment, dated October 27, 2008 (the “Amendment”), to the Guaranty Bancorp Employee Severance Pay Plan (the “Plan”).

WHEREAS, Guaranty Bancorp (the “Company”) has adopted the Plan;

WHEREAS, in order to avoid certain adverse federal income tax consequences to holders of certain awards under the Plan as a result of Section 409A of the Internal Revenue Code of 1986, as amended, the Company desires to implement certain amendments to the Plan; and

WHEREAS, the Plan authorizes the Company to amend or revise the terms of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.  A new section entitled “Code Section 409A” is added after the section entitled “Amendment or Termination of the Plan” to read as follows:

CODE SECTION 409A.

The Company intends that the Severance Benefits payable under this Plan shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.  The Plan shall be interpreted, construed and administered in accordance with the foregoing intent.

Notwithstanding the foregoing or anything to the contrary in this Plan or elsewhere, if an Eligible Employee is a “specified employee” as determined pursuant to Section 409A as of the date of his or her “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Severance Benefits provided for in this Plan or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Eligible Employee to “additional tax”, interest or penalties under Section 409A, then any such payment that is payable during the first six months following the Eligible Employee’s “separation from service” shall be paid in a lump sum to the Eligible Employee on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at his or her death.  In addition, any payment of Severance Benefits upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid, delivered, settled or exercised upon a “separation from service”.

Notwithstanding anything to the contrary in this Plan or elsewhere, any payment or benefit hereunder that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Eligible Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Eligible Employee following the taxable year of the Executive in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Eligible Employee in which the “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Eligible Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Section 2.        Effectiveness of Amendment.  This Amendment shall become effective as of January 1, 2009.

Section 3.        Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan.

Section 4.        Other Provisions Unaffected.  Except as modified by this Amendment, the existing provisions of the Plan shall remain in full force and effect.